SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  September 16, 1997

               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)


Registrants' telephone number, including area code:(415) 973-7000

The following information includes forward-looking statements that involve a number of risks, uncertainties, and assumptions.
A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below. Words such as "expects," "intends," "plans," and similar expressions identify those statements which are forward-looking.

Item 5.  Other Events

A.  California Public Utilities Commission (CPUC) Proceedings

  1.  1999 General Rate Case

On September 15, 1997, Pacific Gas and Electric Company (PG&E), a subsidiary of PG&E Corporation, filed with the CPUC a notice of PG&E's intent to file its Test Year 1999 General Rate Case (GRC) application later this year. During the GRC, which occurs every three years, the CPUC examines PG&E's costs and operations to determine the amount of base revenues PG&E is authorized to collect from ratepayers. Base revenues recover PG&E's non-fuel-related operating and maintenance costs, depreciation, taxes, and a return on invested capital. PG&E's last GRC adopted revenues based on a 1996 Test Year.

In its notice of intent, PG&E stated that it would request an increase in authorized base revenues for electric and gas retail customers, effective January 1, 1999. The requested increase consists of an increase of $703 million in electric revenues and an increase of $506 million in gas revenues over authorized base revenues presently in effect. PG&E's requested increase in electric base revenues will not increase customer electric rates because these rates are frozen at the 1996 levels, as part of the California electric industry restructuring legislation. In addition, the restructuring legislation anticipates a 10 percent rate reduction to begin January 1, 1998 for residential and small commercial customers to be financed through the issuance of restructuring bonds. Under the restructuring legislation, the rates for residential and small commercial customers will be frozen at the reduced rate. The rate freeze will continue until the earlier of March 31, 2002 or when PG&E recovers its transition costs. (Transition costs represent the costs of utilities' generation-related assets and obligations which prove to be uneconomic in the new competitive framework.)

Under the frozen electric rates, increases in base revenues will reduce the amount of revenue available to recover transition costs. To the extent transition costs are not collected by the end of the rate freeze period, PG&E will be at risk to recover its remaining transition costs.

The GRC electric revenue request will include proposed funding for (1) approximately $400 million for system reliability and safety projects, including increased distribution capacity (poles, wires, substations, etc.), equipment inspection and maintenance, and a continuation of tree-trimming programs; and (2) approximately $300 million for enhanced customer service and information technology systems.

Since the Federal Energy Regulatory Commission (FERC) authorizes the revenue to be collected in rates for electric transmission services, PG&E's GRC application will not seek approval of revenues to recover costs of transmission services from the CPUC.

Gas customers would experience an increase in gas distribution rates as a result of the requested gas revenue increase. The gas revenue increase consists of approximately $70 million for distribution system safety and reliability improvements, approximately $140 million to cover increased depreciation costs of the gas pipeline system, and approximately $290 million for expanded customer service and customer and other information systems. As previously disclosed, on August 1, 1997, the CPUC approved the Gas Accord which will establish gas transmission and storage rates for the five-year period from implementation of the Gas Accord (expected to be December 1, 1997) through December 2002. The requested increase in gas base revenues will not result in an increase in customer gas transmission and storage rates, since they have already been established through the Gas Accord. (The Gas Accord is a multi-party settlement agreement which will also restructure PG&E's gas services and its role in the gas market and resolve various gas regulatory issues.)

PG&E expects that the revenue adjustments it will propose in the GRC will change as a result of other pending CPUC proceedings, including PG&E's 1998 Cost of Capital proceeding which is expected to be decided before year end 1997. (In the annual Cost of Capital proceeding, the CPUC authorizes the amount of the revenue which can be collected from ratepayers to recover a fair rate of return on invested capital.) In PG&E's 1998 Cost of Capital proceeding, PG&E has requested the CPUC to authorize an overall rate of return of 9.67 percent and a return on equity of
12.25 percent, compared to the 1997 authorized levels of 9.45 percent and 11.60 percent, respectively. PG&E's 1999 Cost of Capital application is scheduled to be filed in May 1998.

In the GRC application, PG&E will propose an assumed weighted average rate base for electric operations (excluding facilities for nuclear operations and FERC-regulated transmission services) of approximately $9.286 billion and for gas operations (excluding facilities for storage and transmission services) of approximately $2.235 billion. The rate base is the amount of PG&E's net investment in facilities, equipment, and other property (with the exceptions noted above) used to provide CPUC-regulated electric and gas services. The authorized rate of return is calculated on rate base.

Public hearings on the 1999 GRC will be scheduled after PG&E files its application later this year.

                             SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY


                                  CHRISTOPHER P. JOHNS
                          By:     _____________________
                                  CHRISTOPHER P. JOHNS
                                  Vice President and
                                  Controller
                                  (PG&E Corporation)
                                  Vice President
                                  and Controller
                                  (Pacific Gas and Electric Company)
Dated: September 16, 1997